EXHIBIT 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Proxy Statement of National-Oilwell, Inc. that is made part of Amendment #1 to the Registration Statement (Form S-4) and related Prospectus of National-Oilwell, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated February 12, 2004, with respect to the consolidated financial statements and schedule of National-Oilwell, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Houston, Texas
January 28, 2005